Exhibit 99.1

News Release

Coca-Cola Consolidated Reports
Second Quarter and First Half 2024 Results

■Second quarter of 2024 net sales increased 3% versus the second quarter of 2023.

■Gross profit in the second quarter of 2024 was $717 million, an increase of 7% versus the second quarter of 2023. Gross margin in the second quarter of 2024 improved by 130 basis points(a) to 39.9%.

■Income from operations for the second quarter of 2024 was $259 million, up $25 million, or 11%, versus the second quarter of 2023. Operating margin for the second quarter of 2024 was 14.4% as compared to 13.4% for the second quarter of 2023, an increase of 100 basis points.

Key Results

	Second Quarter			First Half
(in millions)	2024	2023	Change	2024	2023	Change
Standard physical case volume	91.5	92.6	(1.2)%	173.6	175.0	(0.8)%
Net sales	$1,795.9	$1,738.8	3.3%	$3,387.6	$3,310.5	2.3%
Gross profit	$716.7	$671.6	6.7%	$1,357.3	$1,295.7	4.8%
Gross margin	39.9%	38.6%		40.1%	39.1%
Income from operations	$259.1	$233.7	10.9%	$474.5	$439.7	7.9%
Operating margin	14.4%	13.4%		14.0%	13.3%

Beverage Sales	Second Quarter			First Half
(in millions)	2024	2023	Change	2024	2023	Change
Sparkling bottle/can	$1,048.9	$1,004.4	4.4%	$1,996.4	$1,918.7	4.0%
Still bottle/can	$597.5	$573.6	4.2%	$1,108.4	$1,082.9	2.4%

Second Quarter and First Half 2024 Review

CHARLOTTE, July 31, 2024 – Coca‑Cola Consolidated, Inc. (NASDAQ: COKE) today reported operating results for the second quarter ended June 28, 2024 and the first half of fiscal 2024.

“We are pleased to report strong second quarter results that reflect our continued focus on margin management and operating efficiency,” said J. Frank Harrison, III, Chairman and Chief Executive Officer. “In addition to reaching higher levels of profitability this quarter, we made important progress in our commitment to build long-term value for our stockholders through a significant repurchase of our common shares. We look forward to communicating additional plans with you in the coming weeks.”

Net sales increased 3.3% to $1.8 billion in the second quarter of 2024 and increased 2.3% to $3.4 billion in the first half of 2024. Sparkling and Still net sales increased 4.4% and 4.2%, respectively, compared to the second quarter of 2023. The net sales growth was driven by pricing actions taken during the first quarter of 2024.

Standard physical case volume was down 1.2% in the second quarter of 2024 and down 0.8% in the first half of the year. For the first half of 2024, comparable(b) standard physical case volume decreased 0.3% compared to the first half of 2023, which included one additional selling day. Sparkling category volume remained relatively flat during the second quarter with strong performance of multi-serve can packages sold in larger retail stores. Still category physical case volume declined 3.5% during the second quarter of 2024. We continue to see softness in Dasani casepack water as well as BODYARMOR but we experienced strength in several key brands including Monster, POWERade, Core Power and vitaminwater.

“Our local teams did outstanding work executing our commercial plan leading up to the July 4th holiday, which resulted in very solid performance of our brands this quarter,” said Dave Katz, President and Chief Operating Officer. “We are especially pleased with the performance of our Sparkling brands as we’ve expanded our portfolio with a variety of value-oriented packages.”

Direct store delivery (“DSD”) is our preferred and primary route to market. However, as our business becomes more complex with an increasing number of brands and packages, we are expanding our delivery methods to include routes to market outside our traditional DSD capabilities. We receive fees associated with our non-DSD sales that benefit our overall profitability but the volume is not reported as part of our standard physical case volume. For example, we have shifted the distribution of casepack Dasani water sold in Walmart stores to a non-DSD method of distribution which reduced our second quarter reported case sales by 0.8%.

Gross profit in the second quarter of 2024 was $716.7 million, an increase of $45.1 million, or 7%. Gross margin improved 130 basis points to 39.9%. Pricing actions taken during the first quarter of 2024 along with steady commodity prices were the largest contributors to the overall improvement in gross margin. Gross profit in the first half of 2024 was $1.4 billion, an increase of $61.6 million, or 4.8%.

“Our consistent capital investments in mini can and small PET production capabilities over the past several years have enabled us to actively respond to the evolving needs of our consumers and retail partners,” Mr. Katz continued. “We are closely monitoring consumer behavior and traffic in key customers as we balance our approach to pricing and package mix.”

Selling, delivery and administrative (“SD&A”) expenses in the second quarter of 2024 increased $19.7 million, or 5%. SD&A expenses as a percentage of net sales increased 30 basis points to 25.5% in the second quarter of 2024. The increase in SD&A expenses as compared to the second quarter of 2023 was primarily driven by an increase in labor costs, mostly related to annual wage adjustments and overall inflation. SD&A expenses in the first half of 2024 increased $26.8 million, or 3.1%. SD&A expenses as a percentage of net sales in the first half of 2024 increased 20 basis points to 26.1% as compared to the first half of 2023.

Income from operations in the second quarter of 2024 was $259.1 million, compared to $233.7 million in the second quarter of 2023, an increase of 11%. For the first half of 2024, income from operations increased $34.8 million to $474.5 million, an increase of 8%. Operating margin for the first half of 2024 was 14.0% as compared to 13.3% for the first half of 2023, an increase of 70 basis points.

Net income in the second quarter of 2024 was $172.8 million, compared to $122.3 million in the second quarter of 2023, an improvement of $50.5 million. On an adjusted(b) basis, net income in the second quarter of 2024 was $192.8 million, compared to $172.5 million in the second quarter of 2023, an increase of $20.3 million. Income tax expense for the second quarter of 2024 was $59.4 million, compared to $42.4 million for the second quarter of 2023, resulting in an effective income tax rate of approximately 26% for both periods.

Net income in the first half of 2024 was $338.6 million, compared to $240.4 million in the first half of 2023, an improvement of $98.1 million. Net income for the second quarter and first half of 2023 was adversely impacted by the partial settlement of our primary pension plan benefit liabilities during the prior year, which resulted in a non-cash charge of $39.8 million.

Cash flows provided by operations for the first half of 2024 were $437.1 million, compared to $383.3 million for the first half of 2023. Cash flows from operations reflected our strong operating performance during the first half of 2024. In the first half of 2024, we invested $159 million in capital expenditures as we continue to enhance our supply chain and invest for future growth. For the full year of 2024, we expect our capital expenditures to be between $300 million and $350 million.

(a) All comparisons are to the corresponding period in the prior year unless specified otherwise.
(b) The discussion of the operating results for the second quarter ended June 28, 2024 and the first half of fiscal 2024 includes selected non-GAAP financial information, such as “comparable” and “adjusted” results. The schedules in this news release reconcile such non-GAAP financial measures to the most directly comparable GAAP financial measures.

CONTACTS:
Ashley Brown (Media)	Scott Anthony (Investors)
Director, External Communications	Executive Vice President & Chief Financial Officer
(803) 979-2849	(704) 557-4633
Ashley.Brown@cokeconsolidated.com	Scott.Anthony@cokeconsolidated.com

About Coca-Cola Consolidated, Inc.
Coca‑Cola Consolidated is the largest Coca‑Cola bottler in the United States. Our Purpose is to honor God in all we do, to serve others, to pursue excellence and to grow profitably. For over 122 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. We make, sell and distribute beverages of The Coca‑Cola Company and other partner companies in more than 300 brands and flavors across 14 states and the District of Columbia, to approximately 60 million consumers.

Headquartered in Charlotte, N.C., Coca‑Cola Consolidated is traded on The Nasdaq Global Select Market under the symbol “COKE”. More information about the Company is available at www.cokeconsolidated.com. Follow Coca‑Cola Consolidated on Facebook, X, Instagram and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: increased costs (including due to inflation), disruption of supply or unavailability or shortages of raw materials, fuel and other supplies; the reliance on purchased finished products from external sources; changes in public and consumer perception and preferences, including concerns related to product safety and sustainability, artificial ingredients, brand reputation and obesity; changes in government regulations related to nonalcoholic beverages, including regulations related to obesity, public health, artificial ingredients and product safety and sustainability; decreases from historic levels of marketing funding support provided to us by The Coca‑Cola Company and other beverage companies; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of advertising, marketing and product innovation spending by The Coca‑Cola Company and other beverage companies, or advertising campaigns that are negatively perceived by the public; any failure of the several Coca‑Cola system governance entities of which we are a participant to function efficiently or on our best behalf and any failure or delay of ours to receive anticipated benefits from these governance entities; provisions in our beverage distribution and manufacturing agreements with The Coca‑Cola Company that could delay or prevent a change in control of us or a sale of our Coca‑Cola distribution or manufacturing businesses; the concentration of our capital stock ownership; our inability to meet requirements under our beverage distribution and manufacturing agreements; changes in the inputs used to calculate our acquisition related contingent consideration liability; technology failures or cyberattacks on our information technology systems or our effective response to technology failures or cyberattacks on our customers’, suppliers’ or other third parties’ information technology systems; unfavorable changes in the general economy; the concentration risks among our customers and suppliers; lower than expected net pricing of our products resulting from continued and increased customer and competitor consolidations and marketplace competition; the effect of changes in our level of debt, borrowing costs and credit ratings on our access to capital and credit markets, operating flexibility and ability to obtain additional financing to fund future needs; the failure to attract, train and retain qualified employees while controlling labor costs, and other labor issues; the failure to maintain productive relationships with our employees covered by collective bargaining agreements, including failing to renegotiate collective bargaining agreements; changes in accounting standards; our use of estimates and assumptions; changes in tax laws, disagreements with tax authorities or additional tax liabilities; changes in legal contingencies; natural disasters, changing weather patterns and unfavorable weather; climate change or legislative or regulatory responses to such change; and the impact of any pandemic or public health situation. These and other factors are discussed in the Company’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The forward-looking statements contained in this news release speak only as of this date, and the Company does not assume any obligation to update them, except as may be required by applicable law.

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FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Second Quarter		First Half
(in thousands, except per share data)	2024	2023	2024	2023
Net sales	$1,795,943	$1,738,832	$3,387,569	$3,310,474
Cost of sales	1,079,233	1,067,255	2,030,300	2,014,791
Gross profit	716,710	671,577	1,357,269	1,295,683
Selling, delivery and administrative expenses	457,570	437,907	882,723	855,959
Income from operations	259,140	233,670	474,546	439,724
Interest (income) expense, net	(1,620)	1,353	(4,336)	4,282
Pension plan settlement expense	—	39,777	—	39,777
Other expense, net	28,535	27,788	23,822	71,711
Income before taxes	232,225	164,752	455,060	323,954
Income tax expense	59,413	42,433	116,507	83,508
Net income	$172,812	$122,319	$338,553	$240,446

Basic net income per share:
Common Stock	$18.57	$13.05	$36.26	$25.65
Weighted average number of Common Stock shares outstanding	8,302	8,369	8,335	8,369

Class B Common Stock	$18.56	$13.05	$36.18	$25.65
Weighted average number of Class B Common Stock shares outstanding	1,005	1,005	1,005	1,005

Diluted net income per share:
Common Stock	$18.54	$13.02	$36.19	$25.59
Weighted average number of Common Stock shares outstanding – assuming dilution	9,321	9,396	9,354	9,396

Class B Common Stock	$18.53	$13.01	$35.92	$25.51
Weighted average number of Class B Common Stock shares outstanding – assuming dilution	1,019	1,027	1,019	1,027

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	June 28, 2024	December 31, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$1,699,288	$635,269
Short-term investments	198,771	—
Trade accounts receivable, net	602,563	539,873
Other accounts receivable	114,248	119,469
Inventories	338,249	321,932
Prepaid expenses and other current assets	83,225	88,585
Total current assets	3,036,344	1,705,128
Property, plant and equipment, net	1,366,054	1,320,563
Right-of-use assets - operating leases	110,139	122,708
Leased property under financing leases, net	3,962	4,785
Other assets	162,285	145,213
Goodwill	165,903	165,903
Other identifiable intangible assets, net	811,385	824,642
Total assets	$5,656,072	$4,288,942

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of obligations under operating leases	$23,923	$26,194
Current portion of obligations under financing leases	2,584	2,487
Dividends payable	—	154,666
Share repurchase obligation to The Coca-Cola Company	553,723	—
Accounts payable and accrued expenses	959,383	907,987
Total current liabilities	1,539,613	1,091,334
Deferred income taxes	130,658	128,435
Pension and postretirement benefit obligations and other liabilities	909,543	927,113
Noncurrent portion of obligations under operating leases	92,248	102,271
Noncurrent portion of obligations under financing leases	3,714	5,032
Long-term debt	1,785,102	599,159
Total liabilities	4,460,878	2,853,344

Equity:
Stockholders’ equity	1,195,194	1,435,598
Total liabilities and equity	$5,656,072	$4,288,942

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	First Half
(in thousands)	2024	2023
Cash Flows from Operating Activities:
Net income	$338,553	$240,446
Depreciation expense, amortization of intangible assets and deferred proceeds, net	94,409	87,185
Fair value adjustment of acquisition related contingent consideration	22,285	67,174
Deferred income taxes	2,264	(7,848)
Pension plan settlement expense	—	39,777
Change in current assets and current liabilities	257	(41,957)
Change in noncurrent assets and noncurrent liabilities	(23,583)	(6,061)
Other	2,946	4,622
Net cash provided by operating activities	$437,131	$383,338

Cash Flows from Investing Activities:
Purchases and disposals of short-term investments	$(196,480)	$—
Additions to property, plant and equipment	(159,400)	(92,893)
Other	(6,299)	(5,766)
Net cash used in investing activities	$(362,179)	$(98,659)

Cash Flows from Financing Activities:
Proceeds from bond issuance	$1,200,000	$—
Cash dividends paid	(159,353)	(37,495)
Payments of acquisition related contingent consideration	(23,676)	(13,376)
Payments related to share repurchases	(14,471)	—
Debt issuance fees	(12,212)	(154)
Other	(1,221)	(1,130)
Net cash provided by (used in) financing activities	$989,067	$(52,155)

Net increase in cash during period	$1,064,019	$232,524
Cash at beginning of period	635,269	197,648
Cash at end of period	$1,699,288	$430,172

COMPARABLE AND NON-GAAP FINANCIAL MEASURES(c) The following tables reconcile reported results (GAAP) to comparable and adjusted results (non-GAAP):

	Second Quarter 2024
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$716,710	$457,570	$259,140	$232,225	$172,812	$18.57
Fair value adjustment of acquisition related contingent consideration	—	—	—	27,826	20,950	2.25
Fair value adjustments for commodity derivative instruments	(1,075)	254	(1,329)	(1,329)	(1,001)	(0.11)
Total reconciling items	(1,075)	254	(1,329)	26,497	19,949	2.14
Adjusted results (non-GAAP)	$715,635	$457,824	$257,811	$258,722	$192,761	$20.71

Adjusted % Change vs. Second Quarter 2023	6.4%	4.6%	9.7%

	Second Quarter 2023
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$671,577	$437,907	$233,670	$164,752	$122,319	$13.05
Fair value adjustment of acquisition related contingent consideration	—	—	—	25,520	19,214	2.05
Fair value adjustments for commodity derivative instruments	1,097	(224)	1,321	1,321	994	0.10
Pension plan settlement expense	—	—	—	39,777	29,948	3.19
Total reconciling items	1,097	(224)	1,321	66,618	50,156	5.34
Adjusted results (non-GAAP)	$672,674	$437,683	$234,991	$231,370	$172,475	$18.39

Results for the first half of 2023 include one additional selling day compared to the first half of 2024. For comparison purposes, the estimated impact of the additional selling day in the first half of 2023 has been excluded from our comparable(b) volume results.

	First Half
(in millions)	2024	2023	Change
Standard physical case volume	173.6	175.0	(0.8)%
Volume related to extra day in fiscal period	—	(0.9)
Comparable standard physical case volume	173.6	174.1	(0.3)%

	First Half 2024
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$1,357,269	$882,723	$474,546	$455,060	$338,553	$36.26
Fair value adjustment of acquisition related contingent consideration	—	—	—	22,285	16,778	1.80
Fair value adjustments for commodity derivative instruments	81	211	(130)	(130)	(98)	(0.01)
Total reconciling items	81	211	(130)	22,155	16,680	1.79
Adjusted results (non-GAAP)	$1,357,350	$882,934	$474,416	$477,215	$355,233	$38.05

Adjusted % Change vs. First Half 2023	4.6%	3.5%	6.8%

	First Half 2023
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$1,295,683	$855,959	$439,724	$323,954	$240,446	$25.65
Fair value adjustment of acquisition related contingent consideration	—	—	—	67,174	50,575	5.40
Fair value adjustments for commodity derivative instruments	1,492	(2,914)	4,406	4,406	3,317	0.35
Pension plan settlement expense	—	—	—	39,777	29,948	3.19
Total reconciling items	1,492	(2,914)	4,406	111,357	83,840	8.94
Adjusted results (non-GAAP)	$1,297,175	$853,045	$444,130	$435,311	$324,286	$34.59

(c) The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users of the financial statements with additional, meaningful financial information that should be considered, in addition to the measures reported in accordance with GAAP, when assessing the Company’s ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.